Southern Community Financial Reports
Third Quarter Profit

Winston-Salem, NC – (PR Newswire) 10/20/2011 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), announced today that it earned $138 thousand in the third quarter of 2011, equating to $0.01 per common share.  This is its second consecutive quarterly profit since the onset of the financial crisis in fourth quarter of 2008.

The Company’s third quarter results compare to a net income available to common shareholders of $511 thousand for the second quarter of 2011 and a net loss available to common shareholders of $8.6 million a year ago.  Net income per diluted share of $0.01 in the third quarter improved significantly from a net loss per diluted share of $0.51 for the third quarter 2010.  Net income available to common shareholders in the second quarter 2011 was $0.03 per diluted share.

Most credit issues have stabilized through the first nine months of 2011, with only a slight increase in nonperforming loans from the second quarter.  Of particular note, says bank management, are the marked improvements and positive trends in asset quality they have seen since September 30, 2010.

Chairman and CEO F. Scott Bauer credits the employees and management team for Southern Community Bank’s ability to navigate through a difficult financial crisis and recession while continuing to make progress in a still tentative and uncertain economic climate.

 “While the last three years have been challenging, the positive trends we are experiencing now are reflective of the hard work and dedication of our employees,” said Chairman and CEO F. Scott Bauer.  “Our core business has remained strong.  Today, local deposits represent more than 70% of our funding, the highest since Southern Community started fifteen years ago.  We sincerely thank our customers and shareholders for their support.”

While making significant inroads in eliminating problem loans from its balance sheet, management has seen its capital – the measure of a company’s strength – jump to $98.3 million from $92.3 million in nine months, while exceeding all required regulatory capital levels.  Demand deposits – the measure of customer confidence in the bank – increased by $10.1 million, or 8%.

“Our reputation for providing excellent service has never diminished.  We will have substantial opportunity for growth in the future driven by industry consolidation and changes in our competition,” Bauer said.  “Our Board and management team will continue to work through this tough economic environment and prepare for the opportunities ahead.”

Financial Highlights:

•	Net income available to common shareholders of $138 thousand, or $0.01 per diluted share, for third quarter 2011;
•	Year-to-date net income available to common shareholders of $161 thousand, or $0.01 per diluted share;
•	Provision for loan losses of $4.0 million increased $250 thousand compared to second quarter of 2011;
•	Year-to-date provision for loan losses of $11.8 million decreased $20.8 million, or 64%, year-over-year;
•	Nonperforming loans increased 8% to $72.5 million, or 7.30% of loans, at September 30, 2011 from $66.8 million, or 6.42% of loans, at June 30, 2011;
•	Despite a 2% increase on a linked quarter basis, nonperforming assets decreased 22% to $91.6 million, or 5.92% of total assets, from $118.1 million, or 7.10% of total assets, at September 30, 2010;
•	Year-to-date net charge-offs have declined to 1.88% from 2.98% of average loans (annualized) for the same period in 2010; and
•	Allowance for loan losses decreased $1.1 million to $26.4 million, or 2.66% of total loans.

For the first nine months of 2011, the Company reported net income available to common shareholders of $161 thousand as the Company stabilized its asset quality and continued to effectively manage expenses downward on a linked quarter and year-over-year basis.

Asset Quality

Nonperforming loans increased $5.7 million to $72.5 million, or 7.30% of total loans, at September 30, 2011 from $66.8 million, or 6.42% of total loans, at June 30, 2011 primarily due to a $10.2 million relationship being restructured and placed on a nonaccrual status during the quarter.  On a year-over-year basis, nonperforming loans were down $26.3 million, or 27%.  Loans delinquent 30-89 days sequentially increased by $253 thousand to $4.5 million at September 30, 2011; however, delinquencies showed significant improvement over the September 30, 2010 level of $8.9 million.  Foreclosed assets decreased $3.9 million, or 17%, on a linked quarter basis as $6.0 million in sales of properties and writedowns of $315 thousand offset the new foreclosed asset additions during the third quarter of 2011.  Despite a $1.7 million, or 2%, increase on a linked quarter basis, nonperforming assets showed significant improvement of $26.5 million or 22% year-over-year, decreasing to $91.6 million or 5.92% of total assets from $118.1 million or 7.10% of total assets at September 30, 2010.

The provision for loan losses of $4.0 million in the third quarter of 2011 increased $250 thousand from $3.7 million in the second quarter of 2011.  The allowance for loan losses (ALLL) decreased $1.1 million to $26.4 million, or 2.66% of total loans, from $27.5 million, or 2.65% of total loans, at June 30, 2011.  This decrease in ALLL was in part the result of the $47.7 million decrease in total loans outstanding at comparative quarter-ends.  Net charge-offs increased sequentially to $5.1 million, or 1.98% of average loans on an annualized basis, from $3.9 million, or 1.46% of average loans on an annualized basis, for the second quarter of 2011; however, compared with the third quarter of 2010, net charge-offs have declined from 3.78% of average loans on an annualized basis.  For the nine months year-to-date in 2011 compared with the prior year-to-date period, net charge-offs have declined to 1.88% from 2.98% of average loans on an annualized basis.  While the overall ALLL level decreased by $1.1 million during the third quarter of 2011 primarily as a result of a $59.7 million decrease in loans collectively evaluated for impairment, the specific allowance for impaired loans decreased by $183 thousand to $2.1 million on a linked quarter basis despite the sequential increase of $12.0 million in the volume of impaired loans individually evaluated for impairment.

Net Interest Income

Net interest income of $12.0 million in the third quarter of 2011 decreased $618 thousand, or 5%, compared to $12.6 million in the second quarter of 2011 as the average balance of interest earning assets declined $29.2 million, or 2%, on a linked quarter basis.  This decline in earning assets was driven by a $24.4 million sequential decrease in average loan balances, resulting from continued customer deleveraging, soft new loan demand and problem loan remediation.  The third quarter 2011 net interest margin of 3.29% declined by 14 basis points on a linked quarter basis as earning asset yields decreased by 20 basis points due to the impact of the shift in earning asset mix caused by the decrease in loan balances.

On a year-over-year basis, net interest income decreased $1.3 million, or 10%, and the net interest margin decreased by ten basis points from 3.39% in the third quarter of 2010.  This decrease in net interest income was due to a $113.7 million decrease in the average balance of earning assets and the six basis point reduction in net interest spread attributable to the shift in the mix of earning assets as $82.3 million of the $196.0 million decrease in average loans was reinvested from loans to lower yielding investments and overnight funds.  The impact of the earning asset mix shift was partially offset by the favorable impact of the cost of deposits repricing downward.

Non-interest Income

Non-interest income decreased by $334 thousand, or 9%, to $3.2 million during the third quarter of 2011 compared with the second quarter of 2011.  The sequential decrease in non-interest income was attributable primarily to $451 thousand decrease in Small Business Investment Company (SBIC) income, $128 thousand decrease in service charge income and a $96 thousand decrease in investment brokerage fee income.  These linked quarter decreases were partially offset by primarily a $216 thousand increase in gains on sales of investment securities and a $52 thousand increase in mortgage banking income.

Compared to the third quarter of 2010, non-interest income increased by $140 thousand, or 5%.  The comparative quarter increase was primarily related to a $716 thousand increase in gains on investment security sales and a $592 thousand increase in the fair value of derivatives.  These comparative quarter increases were partially offset by a $454 thousand decrease in SBIC income, a $408 thousand decrease in mortgage banking income, a $200 thousand decrease in investment brokerage fee income and a $187 thousand decrease in service charge income.

Non-interest Expenses

Non-interest expenses of $10.4 million during the third quarter of 2011 decreased $830 thousand, or 7%, on a linked quarter basis.  The sequential reduction in non-interest expenses was attributable primarily to a $318 thousand decrease in professional services, $218 thousand decrease in advertising, $161 thousand decrease in real estate appraisal expenses, $105 thousand decrease in foreclosure related expenses, $86 thousand decrease in personnel expenses, $41 thousand decrease in FDIC insurance premiums and $32 thousand decrease in occupancy expenses.  Offsetting a portion of these sequential decreases was a $137 thousand decrease in gains on sales of foreclosed assets.

Compared to the third quarter of 2010, non-interest expenses decreased $559 thousand or 5%.  This year-over-year decrease was due primarily to a $551 thousand decrease in salaries and employee benefits, a $206 thousand decrease in professional services, a $92 thousand decrease in real estate appraisal expenses and a $77 thousand decrease in advertising.  These were partially offset primarily by a year-over-year increase of $330 thousand in FDIC insurance premiums.

Balance Sheet

As of September 30, 2011, total assets amounted to $1.55 billion, representing a decrease of $16.0 million, or 1%, compared to June 30, 2011.  Total assets decreased $116.8 million, or 7%, on a year-over-year basis.  The loan portfolio, excluding loans held for sale, decreased by $51.8 million, or 5%, sequentially, and decreased by $197.2 million, or 17%, since September 30, 2010 due to loan remediation activities and weak loan demand resulting from the prolonged economic downturn.  Total deposits of $1.23 billion at September 30, 2011 decreased $18.7 million, or 2%, sequentially primarily due to the $18.2 million outflow of brokered deposits.  While interest bearing deposits decreased $28.8 million on a linked quarter basis, demand deposits increased by $10.1 million, or 8%.

At September 30, 2011, stockholders’ equity of $98.3 million represented 6.36% of total assets.  Stockholders’ equity increased $3.5 million, or 4%, on a linked quarter basis due to net income (before preferred dividends) of $777 thousand and an increase in unrealized gains on available for sale investment securities of $2.8 million.  The regulatory capital ratios for the Bank at September 30, 2011 were in excess of required levels.  During the third quarter, the Bank’s Tier 1 leverage ratio and total risk-based capital ratio increased to 8.76% and 13.35%, respectively, at September 30, 2011 from 8.48% and 12.87%, respectively, at June 30, 2011.

Conference Call

Southern Community’s executive management team will host a conference call on October 21, 2011, at 8:30 am Eastern Time to discuss the quarter-end results.  The call can be accessed by dialing 1-800-860-2442 or 1-412-858-4600.  A replay of the conference call can be accessed until 9:00 am on November 4, 2011, by calling 1-877-344-7529 or 1-412-317-0088 and entering conference number 10005195.

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on our website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations, intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans or expectations contemplated by our Company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan losses, the rates of loan growth or shrinkage, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the Company’s loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
Income Statement	2011	2011	2011	2010	2010	2011	2010

Interest Income	$17,287	$18,148	$18,699	$19,164	$20,049	$54,134	$61,474
Interest Expense	5,335	5,578	5,868	6,759	6,773	16,781	21,519
Net Interest Income	11,952	12,570	12,831	12,405	13,276	37,353	39,955

Provision for Loan Losses	3,950	3,700	4,100	6,500	17,000	11,750	32,500

Net Interest Income (Loss) after Provision for Loan Losses	8,002	8,870	8,731	5,905	(3,724)	25,603	7,455

Non-Interest Income
Service charges and fees on deposit accounts	1,453	1,581	1,488	1,617	1,640	4,522	4,916
Income from mortgage banking activities	343	291	263	714	751	897	1,468
Investment brokerage and trust fees	224	320	188	306	424	732	1,168
SBIC income (loss) and management fees	(328)	123	122	6	126	(83)	625
Gain (Loss) on sale of investment securities	740	524	944	1,135	24	2,208	2,396
Gain (Loss) and net cash settlement on economic hedges	208	181	(605)	(79)	(384)	(216)	(453)
Other-than-temporary impairment	-	-	-	-	-	-	(186)
Other Income	560	514	503	501	479	1,577	1,471
Total Non-Interest Income	3,200	3,534	2,903	4,200	3,060	9,637	11,405

Non-Interest Expense
Salaries and employee benefits	4,482	4,568	4,746	5,103	5,033	13,796	15,823
Occupancy and equipment	1,828	1,860	1,784	1,778	1,839	5,472	5,650
FDIC deposit insurance	891	932	1,133	469	561	2,956	1,662
Foreclosed asset related	531	636	879	1,895	528	2,046	2,099
Other	2,693	3,259	2,941	3,363	3,023	8,893	9,926
Total Non-Interest Expense	10,425	11,255	11,483	12,608	10,984	33,163	35,160

Income (Loss) Before Taxes	777	1,149	151	(2,503)	(11,648)	2,077	(16,300)
Provision for Income Taxes	-	-	-	8,318	(3,698)	-	(4,000)

Net Income (Loss)	$777	$1,149	$151	$(10,821)	$(7,950)	$2,077	$(12,300)

Effective dividend on preferred stock	639	638	639	633	633	1,916	1,898

Net Income (loss) available to common shareholders	$138	$511	$(488)	$(11,454)	$(8,583)	$161	$(14,198)

Net Income (Loss) per Common Share
Basic	$0.01	$0.03	$(0.03)	$(0.68)	$(0.51)	$0.01	$(0.84)
Diluted	$0.01	$0.03	$(0.03)	$(0.68)	$(0.51)	$0.01	$(0.84)

Balance Sheet	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2011	2011	2011	2010	2010

Assets
Cash and due from Banks	$23,062	$18,590	$28,096	$16,584	$44,612
Federal Funds Sold and Overnight Deposits	33,862	46,380	34,615	49,587	1,646
Investment Securities	404,340	357,428	350,962	352,873	322,431
Federal Home Loan Bank Stock	7,381	7,879	8,750	8,750	9,092

Loans Held for Sale	5,750	1,624	597	5,991	7,161

Loans	986,533	1,038,349	1,083,468	1,130,076	1,183,753
Allowance for Loan Losses	(26,409)	(27,511)	(27,664)	(29,580)	(35,100)
Net Loans	960,124	1,010,838	1,055,804	1,100,496	1,148,653

Bank Premises and Equipment	38,878	39,360	39,878	40,550	40,718
Foreclosed Assets	19,114	23,022	23,060	17,314	19,385
Other Assets	53,482	56,865	62,118	61,253	69,088

Total Assets	$1,545,993	$1,561,986	$1,603,880	$1,653,398	$1,662,786

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$137,599	$127,485	$126,393	$110,114	$119,249
Money market, savings and NOW	487,393	490,382	521,577	582,878	599,978
Time	604,188	630,021	631,240	655,427	598,383
Total Deposits	1,229,180	1,247,888	1,279,210	1,348,419	1,317,610

Borrowings	208,668	209,954	224,608	204,784	228,343
Accrued Expenses and Other Liabilities	9,857	9,404	8,208	7,854	7,739
Total Liabilities	1,447,705	1,467,246	1,512,026	1,561,057	1,553,692

Total Stockholders' Equity	98,288	94,740	91,854	92,341	109,094

Total Liabilities and Stockholders' Equity	$1,545,993	$1,561,986	$1,603,880	$1,653,398	$1,662,786

Tangible Book Value per Common Share	$3.33	$3.12	$2.95	$2.99	$3.99

	For the three months ended										Nine Months Ended
	Sep 30,		Jun 30,		Mar 31,		Dec 31,		Sep 30,		Sep 30,		Sep 30,
	2011		2011		2011		2010		2010		2011		2010

Per Common Share Data:
Basic Earnings (loss) per Share	$0.01		$0.03		$(0.03)		$(0.68)		$(0.51)		$0.01		$(0.84)
Diluted Earnings (loss) per Share	$0.01		$0.03		$(0.03)		$(0.68)		$(0.51)		$0.01		$(0.84)
Tangible Book Value per Share	$3.33		$3.12		$2.95		$2.99		$3.99		$3.33		$3.39

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.20%		0.29%		0.04%		-2.55%		-1.91%		0.17%		-0.98%
Return on Average Equity (annualized) ROE	3.24%		5.00%		0.67%		-39.43%		-27.07%		2.98%		-13.90%
Return on Tangible Equity (annualized)	3.26%		5.03%		0.67%		-39.68%		-27.25%		3.00%		-13.99%
Net Interest Margin	3.29%		3.43%		3.42%		3.14%		3.39%		3.38%		3.42%
Net Interest Spread	3.14%		3.29%		3.30%		2.99%		3.20%		3.24%		3.26%
Non-interest Income as a % of Revenue	21.12%		21.94%		18.45%		25.29%		18.73%		20.51%		22.21%
Non-interest Income as a % of Average Assets	0.82%		0.90%		0.72%		0.99%		0.73%		0.81%		0.91%
Non-interest Expense to Average Assets	2.67%		2.85%		2.86%		2.97%		2.64%		2.79%		2.80%
Efficiency Ratio	68.80%		69.89%		72.98%		75.93%		67.24%		70.57%		68.46%

Asset Quality:
Nonperforming Loans	$72,457		$66,803		$73,741		$91,777		$98,709		$72,457		$98,709
Nonperforming Assets	$91,571		$89,825		$96,801		$109,091		$118,094		$91,571		$118,094
Nonperforming Loans to Total Loans	7.30%		6.42%		6.80%		8.08%		8.29%		7.30%		8.29%
Nonperforming Assets to Total Assets	5.92%		5.75%		6.04%		6.60%		7.10%		5.92%		7.10%
Allowance for Loan Losses to Period-end Loans	2.66%		2.65%		2.55%		2.60%		2.95%		2.66%		2.95%
Allowance for Loan Losses to Nonperforming Loans (X)	0.36	X	0.41	X	0.38	X	0.32	X	0.36	X	0.36	X	0.36	X
Net Charge-offs to Average Loans (annualized)	1.98%		1.46%		2.19%		4.10%		3.78%		1.88%		2.98%

Capital Ratios:
Equity to Total Assets	6.36%		6.07%		5.73%		5.58%		6.56%		6.36%		6.56%
Tangible Common Equity to Total Tangible Assets (1)	3.62%		3.36%		3.10%		3.04%		4.03%		3.62%		4.03%

Average Balances:
Year to Date
Interest Earning Assets	$1,477,405		$1,495,592		$1,520,664		$1,562,393		$1,561,504
Total Assets	1,587,849		1,606,580		1,630,975		1,681,068		1,680,902
Total Loans	1,061,036		1,085,468		1,111,697		1,200,609		1,213,497
Equity	93,122		92,084		91,958		115,962		118,352
Interest Bearing Liabilities	1,354,558		1,377,769		1,407,978		1,436,443		1,435,705

Quarterly
Interest Earning Assets	$1,441,624		$1,470,795		$1,520,664		$1,565,031		$1,555,323
Total Assets	1,550,998		1,582,455		1,630,975		1,681,561		1,651,907
Total Loans	1,012,969		1,059,527		1,111,697		1,162,365		1,209,013
Equity	95,164		92,209		91,958		108,870		116,501
Interest Bearing Liabilities	1,308,892		1,347,893		1,407,978		1,438,633		1,405,419

Weighted Average Number of Shares Outstanding
Basic	16,830,099		16,835,724		16,824,008		16,812,380		16,812,625		16,829,966		16,811,122
Diluted	16,896,214		16,906,810		16,824,008		16,812,380		16,812,625		16,897,742		16,811,122
Period end outstanding shares	16,828,575		16,831,375		16,838,125		16,812,625		16,812,625		16,828,575		16,812,625

(1) - Tangible Common Equity to Total Tangible Assets is period-ending common equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.